Exhibit 99.11

KIOR REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

First Commercial Shipment of Cellulosic Diesel in March

Obtains EPA Gasoline Pathway and 25% Gasoline Blend Approval

Closes $50 Million Additional Operating Liquidity

PASADENA, Texas, March 18, 2013 - KiOR, Inc. (NASDAQ: KiOR), announced today its financial results for the fourth quarter and fiscal year ended December 31, 2012.

“KiOR hit its most significant milestone to date with the Company’s first commercial shipment of cellulosic diesel from its newly commissioned production facility in Columbus, Mississippi,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “Commencement of commercial shipments from Columbus validates the efficacy of KiOR’s biomass-to-hydrocarbon-fuels technology at scale and goes a long way toward dispelling concerns about the renewable fuels industry’s ability to make a meaningful contribution to the US’s fuel supply needs,” Mr. Cannon continued. “This very positive development, along with EPA’s recent actions qualifying our cellulosic gasoline for the RFS2 market and increasing our gasoline blend rate to 25%, de-risk our business strategy and creates a market for KiOR’s hydrocarbon fuels nearly twice the size of the current ethanol market.”

Financial Results

Fourth quarter 2012 net loss was $29.7 million, or $0.28 per share, compared to a net loss of $27.0 million, or $0.26 per share, for the third quarter of 2012. Net loss for the fourth quarter of 2011 totaled $14.9 million, or $0.15 per share. Net loss for the full year 2012 was $96.4 million, or $0.92 per share, compared to a net loss of $64.1 million, or $0.87 per share in 2011.

During the fourth quarter of 2012 KiOR recorded its first revenues since inception, totaling $87 thousand which relate to the sale of blended cellulosic diesel produced from the research and development facility and fossil diesel.

Cost of product revenue recorded during the fourth quarter of 2012 totaled $68 thousand. These are related to KiOR’s first sale and include production, shipping and blending costs.

Research and development (R&D) expenses for the fourth quarter of 2012 totaled $9.5 million, essentially flat from the $9.5 million recorded in the third quarter of 2012. Fourth quarter 2012 R&D expenses increased $0.5 million from fourth quarter 2011, mainly due to higher payroll and related expenses. Full year-over-year R&D expenses increased $2.8 million to $36.6 million primarily as a result of increased payroll and related expenses, including a $1.1 million increase in non-cash stock based compensation expense.

General and administrative (G&A) expenses for the fourth quarter of 2012 were $20.2 million, an increase of $2.8 million from the third quarter of 2012, primarily due to start-up activities related to the Columbus facility. Fourth quarter 2012 G&A expenses increased $14.3 million from fourth quarter 2011, also due to $11.5 million higher start-up related activities from to the Columbus facility and $2.4 million higher non-cash stock based compensation. Full year-over-year G&A expenses increased $36.2 million from 2011, mainly driven by $28.5 million higher Columbus related expenses, $5.9 million higher non-cash stock based compensation and higher other payroll related expenses.

Capital investments during the fourth quarter were $6.0 million, primarily related to KiOR’s flagship 1,500 bone dry ton per day project in Natchez, KiOR’s initial-scale commercial production facility in Columbus, and enhancements to KiOR’s research and development facility.

KiOR had cash and cash equivalents of $40.9 million at December 31, 2012, which represents a $90.7 million decrease from the December 31, 2011 balance. This decrease was primarily driven by capital expenditures, operating uses of cash, and paying off previous business loans, partially offset by funding from the $75.0 million 4-year-term loan announced earlier this year. Net long-term debt stood at $126 million as of quarter-end. Subsequent to quarter end, the Company amended its 4-year-term loan to, among other things, extend KiOR’s ability to pay interest in kind, defer principal amortizations, and increase the facility to $125 million to provide additional operating liquidity.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 468-8808 (for U.S. and Canada) or (832) 412-2302 (International). The conference access code is 40025850 for all participants. To listen via live webcast, please visit the investors section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay of the conference call will remain available for seven days until Monday, March 25, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 10328600 for all participants. The replay will also be available in the investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR, a global leader in cellulosic gasoline and diesel transportation fuels, has developed a unique proprietary technology platform to convert abundant and sustainable non-food biomass into fuels for use in vehicles on the road today. KiOR’s cellulosic fuels, which may be transported using existing distribution networks, help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as

amended, regarding future results and events, including, without limitation, statements about: our potential to be the first U.S. commercial cellulosic diesel/gas producer, the performance of our next generation catalyst platform and the levels of our yield of gallons per bone dry ton of biomass, the amount of risk related to our business strategy; the timing of commercialization of our cellulosic gasoline and diesel at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, the size of the potential market for our products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties, which could cause our actual future results to differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors include our ability to raise the additional capital we need in order to expand our business and begin construction on our Natchez facility; the ability of our Columbus facility to produce cellulosic hydrocarbon fuel on time, on a continuous and cost-efficient basis and at expected yields; the availability of cash to invest in the ongoing needs of our business; our ability to successfully commercialize our cellulosic gasoline, diesel and fuel oil; our ability to effectively scale our proprietary technology platform and process design; the cost of constructing, operating and maintaining facilities necessary to produce our cellulosic gasoline, diesel and fuel oil in commercial volumes; the ability of our initial-scale commercial production facility, in which we are in the start-up phase, to satisfy the technical, commercial and production requirements under offtake agreements relating to the sale of cellulosic gasoline, diesel and fuel oil; market acceptance of our cellulosic gasoline, diesel and fuel oil; our ability to obtain and maintain intellectual property protection for our products and processes, and other factors that are discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the United States Securities and Exchange Commission and as updated by our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012, and in our other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the filings listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For Investors:

Max Kricorian

Director of Finance

281-694-8811

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media@kior.com

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:

Product revenue	$85	$—	$85	$—
Renewable identification number revenue	2	—	2	—

Total revenues	87	—	87	—

Operating expenses:

Cost of product revenue	$(68)	$—	$(68)	$—

Research and development expenses	(9,470)	(9,013)	(36,649)	(33,806)

General and administrative expenses	(20,243)	(5,932)	(59,546)	(23,341)

Loss from operations	(29,694)	(14,945)	(96,176)	(57,147)
Other income (expense), net:
Interest income	—	4	15	6
Beneficial conversion feature expense related to convertible promissory note	—	—	—	—
Interest expense, net of amounts capitalized	—	—	(274)	—
Foreign currency gain (loss)	—	—	—	—
Loss from change in fair value of warrant liability	—	—	—	(6,914)

Other expense, net	—	4	(259)	(6,908)

Loss before income taxes	(29,694)	(14,941)	(96,435)	(64,055)

Income tax expense - current	—	—	—	—

Net loss	$(29,694)	$(14,941)	$(96,435)	$(64,055)
Deemed dividend related to the beneficial conversion feature of Series C convertible preferred stock	—	—	—	(19,669)

Net loss attributable to stockholders	$(29,694)	$(14,941)	$(96,435)	$(83,724)

Net loss per share of Class A common stock, basic and diluted	$(0.28)	$(0.15)	$(0.92)	$(0.87)

Net loss per share of Class B common stock, basic and diluted	$(0.28)	$(0.15)	$(0.92)	$(0.87)

Weighted-average Class A and B common shares outstanding, basic and diluted	105,149	102,072	104,335	60,205

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$40,887	$131,637
Inventories	3,239	—
Prepaid expenses and other current assets	1,528	1,000

Total current assets	45,654	132,637
Property, plant and equipment, net	246,410	169,923
Intangible assets, net	2,332	2,233
Other assets	1,641	471

Total assets	$296,037	$305,264

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$5,124	$5,506
Accounts payable	4,175	6,496
Accrued capital expenditures	953	14,571
Accrued liabilities	5,753	2,648

Total current liabilities	16,005	29,221
Related party long-term debt, less current portion, net of discount	79,843	—
Long-term debt, less current portion, net of discount	41,035	47,304
Other liabilities	146	—

Total liabilities	137,029	76,525

Total convertible preferred stock	—	—

Total stockholders’ equity (deficit)	159,008	228,739

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$296,037	$305,264